As filed with the Securities and Exchange Commission on November 3, 2005
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 ________________________
FORM S-3 REGISTRATION STATEMENT Under The Securities Act of 1933 ________________________
PEPCO HOLDINGS, INC. (Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation or organization)		52-2297449 (I.R.S. Employer Identification Number)

701 Ninth Street, N.W.
Washington, D.C. 20068
(202) 872-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
________________________

ELLEN SHERIFF ROGERS
Vice President, Secretary and Assistant Treasurer
Pepco Holdings, Inc.
701 Ninth Street, N.W.
Washington, D.C. 20068
(202) 872-3526
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ X ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [    ]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share (1)	5,000,000 shs.	$21.49 (3)	$107,450,000 (3)	$12,646.86
(1)

Pursuant to Rule 416 the amount of shares to be registered includes such additional number of shares as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the Common Stock of the registrant.

(2)

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this Registration Statement may be used as a combined prospectus in connection with the 5,000,000 shares registered under this Registration Statement and 251,098 unsold shares previously registered under Registration Statement No. 333-89938.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the average of the high and low sales prices per share of the Common Stock of Pepco Holdings, Inc. ("PHI") on October 31, 2005, as reported by consolidated reporting system

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PROSPECTUS
PEPCO HOLDINGS, INC. SHAREHOLDER DIVIDEND REINVESTMENT PLAN 5,000,000 SHARES OF COMMON STOCK (Par Value $0.01 Per Share)
________________________

          Pepco Holdings, Inc. (the "Company") is pleased to offer to holders of the Company's common stock, par value $.01 per share ("Common Stock") an opportunity to reinvest their cash dividends in additional shares of Common Stock. The Common Stock is listed on the New York Stock Exchange and trades under the symbol: POM.

          Under the Pepco Holdings, Inc. Shareholder Dividend Reinvestment Plan (the "Plan"), holders of Common Stock have the option of reinvesting dividends on all shares held by them both of record and in the Plan or only on shares held by the Plan (while continuing to receive cash dividends on all other shares). A participant may also purchase additional shares of the Company's Common Stock through the Plan by making voluntary cash payments in an amount of not less than $25 in each calendar month or more than $200,000 in each calendar year.

          The Company at its option may choose to sell newly issued shares of its Common Stock to meet the requirements of the Plan or to direct that the shares be purchased in the open market. The purchase price of shares of Common Stock purchased from the Company will be the average of the reported high and low sale prices for the Company's Common Stock on the New York Stock Exchange, Inc. on the pricing date. The purchase price of shares acquired in the open market will be the average purchase price of the shares purchased to fulfill the Plan requirements.

          Participants do not pay any fees or commissions when they acquire shares under the Plan. The Company bears the cost of administering the Plan, including the payment of all brokerage fees in connection with open market share purchases. Participants may be subject to charges for certain requested services. See Question 9 under "Description of Plan."

          Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends will depend upon future earnings, the financial condition of the Company and other factors. The Company reserves the right to modify, suspend or terminate the Plan at any time.

Wachovia Bank, N.A. serves as the Administrator of the Plan.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR
ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.
_______________

November 3, 2005

          No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company. This prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Except as otherwise indicated herein, this prospectus speaks as of its date and does not purport to reflect any changes that may have occurred in the business of the Company or the terms or administration of the Plan thereafter.

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TABLE OF CONTENTS
Page
The Company	3
Use of Proceeds	3
Shareholder Dividend Reinvestment Plan	4
Description of Common Stock	13
Legal Opinion	16
Experts	16
Where You Can Find More Information	16
Incorporation of Certain Documents by Reference	17
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THE COMPANY
Pepco Holdings, Inc. (the "Company") is a diversified energy company that, through its operating subsidiaries, is engaged in two principal areas of business operation:
•	electricity and natural gas delivery;
•	competitive energy generation, marketing and supply.

          The Company is a public utility holding company registered under the Public Utility Holding Company Act of 1935 ("PUHCA"), and is subject to the regulatory oversight of the Securities and Exchange Commission (the "SEC") under PUHCA. As a registered public utility holding company, the Company requires SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA, transactions among the Company and its subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of capital or unearned surplus without SEC approval. PUHCA has been repealed, effective February 8, 2006, but the Company anticipates that under successor holding company regulations to be adopted by the Federal Energy Regulatory Commission it will be subject to many of the same restrictions as under PUHCA.

Power Delivery

          The largest component of the Company's business is power delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas. In addition, the Company's power delivery business provides default electricity supply to customers who do not choose a competitive supplier on terms that vary depending on the service territory.

          The Company's power delivery business is conducted by its three regulated utility subsidiaries: Potomac Electric Power Company, Delmarva Power & Light Company, and Atlantic City Electric Company, each of which is a regulated public utility in the jurisdictions that comprise its service territory. In the aggregate, the Company's power delivery business delivers electricity to more than 1.8 million customers in the mid-Atlantic region and distributes natural gas to approximately 118,000 customers in Delaware.

The rates each company is permitted to charge for the wholesale transmission of electricity are regulated by the Federal Energy Regulatory Commission.
Competitive Energy

          The Company's competitive energy business provides competitive generation, marketing and supply of electricity and natural gas, and related energy management services, primarily in the mid-Atlantic region. The Company's competitive energy operations are conducted through subsidiaries of Conectiv Energy Holding Company and Pepco Energy Services, Inc. and its subsidiaries.

Other Business Operations

          Over the last several years, the Company has discontinued investments in non-energy related businesses. The Company's current activities, which are conducted through Potomac Capital Investment Corporation ("PCI"), are limited to the management of a portfolio of cross-border energy sale-leaseback transactions, with a book value at September 30, 2005 of approximately $1.2 billion. PCI does not plan on making new investments and will focus on maintaining the earnings stream from its energy leveraged leases.

The Company's headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and its telephone number is (202) 872-2000.
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USE OF PROCEEDS

          Net proceeds from the sale of shares of Common Stock by the Company to participants in the Plan will be used for general corporate purposes. The Company will receive no proceeds from the sale to participants of shares of Common Stock purchased for the Plan in the open market.

SHAREHOLDER DIVIDEND REINVESTMENT PLAN
Purpose
1.	What is the purpose of the Plan?

          The Plan provides the holders of Common Stock of the Company a convenient method for investing their quarterly dividends in additional shares of Common Stock. The Plan also permits participants to make voluntary cash payments for the purchase of additional shares of the Company's Common Stock. Shares of Common Stock purchased through the Plan may be newly issued shares or, at the option of the Company, may be shares purchased in the open market. The Company will pay all commissions and fees incurred in connection with the purchase of shares through the Plan.

Participation Elections
2.	What are the participation options open to Plan participants?

          Full Dividend Reinvestment--If this option is chosen, cash dividends on all of the full and fractional shares of Common Stock owned by a Plan participant, whether held in the Plan or of record, are reinvested in additional shares of Common Stock. See Questions 11, 12 and 13.

          Limited Dividend Reinvestment--If this option is chosen, only dividends on shares held by the Plan are reinvested in additional shares of Common Stock. Dividends on shares registered in the name of the participant and held outside the Plan are paid in cash to the participant. See Questions 11, 12 and 13.

          Additional Investment Option--All participants, whether they choose Full Dividend Reinvestment or Limited Dividend Reinvestment, may make voluntary cash payments, of not less than $25 each month or more than $200,000 each calendar year, to purchase additional shares of Common Stock. See Questions 11, 12, 14, 18 and 27.

3.	What are the advantages of the Plan to participants?

Custodial Services--Shares credited to a participant's account under the Plan are held by the Administrator (or its nominee) as custodian for the participant. The participant therefore is not required to maintain physical possession of the stock certificate. A participant also may at any time transfer shares held of record to the Plan for safekeeping and convenience. Shares transferred to the Plan will be credited to the balance of shares held for the participant's account and automatically will become subject to the reinvestment of dividends. See Questions 19, 23 and 29.

Statements of Account--Regular statements of account will be mailed to each participant as soon as practicable after each transaction.
Transaction Costs--Plan participants pay no brokerage fees or commissions on shares purchased through the Plan.
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Eligibility
4.	Who is eligible to participate in the Plan?

          Only holders of record of Common Stock are eligible to participate in the Plan. If you hold your shares in "street name" such as through a broker, a bank or other nominee, you must first reregister the shares in your own name before you can become a participant in the Plan. A shareholder who has separate accounts registered in different names accounts (for example "John Smith" and "John Q. Smith") must complete separate authorization forms in order to enroll both accounts in the Plan. Alternatively, the holder could first reregister all of his or her shares in the same name, and thereby maintain a single account under the Plan.

Administration
5.	Who administers the Plan?

          Wachovia Bank, N.A. serves as the Administrator of the Plan. The responsibilities of the Administrator include maintaining Plan records, sending statements of account to Plan participants and performing other duties necessary for the operation of the Plan. See Question 35.

The address of the Administrator is:
Wachovia Bank, N.A. Shareholder Service Group 1525 West W.T. Harris Blvd., 3C3 Charlotte, NC 28262-8522
Participation
6.	How does an eligible shareholder become a participant?

          To participate in the Plan, an eligible shareholder (see Question 4) is required to complete an authorization form and to send it to the Administrator. Authorization forms are available from the Administrator at the address given in Question 5, above, or by telephoning Wachovia bank at 1-866-254-6502 (toll-free).

7.	What is the purpose of the authorization form?
The authorization form enables an eligible shareholder to designate for reinvestment either:
(a) all cash dividends paid both on shares of Common Stock registered in the shareholder's name and on shares held for the shareholder in the Plan ("Full Dividend Reinvestment"); or

           (b)    all cash dividends paid only on shares of Common Stock held in the Plan, while continuing to receive in cash the dividends paid on shares registered in the shareholder's name ("Limited Dividend Reinvestment").

          The authorization form also authorizes the Administrator to receive dividends on the shares enrolled in the Plan and to apply such dividends, and any voluntary cash payments made by the participant, to purchase shares of Common Stock for the participant in accordance with the terms and conditions of the Plan.

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8.	When may a shareholder join the Plan or change participation?

          Eligible shareholders may join the Plan at any time. Participants also may change their reinvestment election at any time. If a new or changed authorization form is received by the Administrator on or before the record date for the payment of the next dividend (approximately 30 days in advance of the payment date), the next dividend will be invested in additional shares of Common Stock for the participant's Plan account in accordance with the shareholder's new or revised participation election. If a new authorization form is received after any dividend record date but before the payment date, that dividend will be paid in cash and dividend reinvestment will begin with the following dividend. An authorization form requesting a change in the participant's reinvestment election that is received between a dividend record date and the payment date will become effective with the next dividend following the payment date.

Cost
9.	What costs do participants pay?
The Company bears all of the costs of administering the Plan, including the payment of all brokerage commissions incurred in the purchase of Plan shares, except that:
• A participant will be assessed a service charge of $5.00 plus any brokerage commissions in connection with the sale of Plan shares at the request of the participant. See Question 23.
•

A participant will be assessed a service charge of $15.00 for an additional copy of any statement of account requested by a participant, other than the most recent statement of account mailed to the participant.

In addition, the Administrator reserves the right to impose a charge for any additional services requested by a participant.
Purchases
10.	What is the source of the shares purchased under the Plan?

          Shares of Common Stock purchased by the Plan may be purchased either from the Company or in the open market. Shares of Common Stock acquired from the Company will be legally authorized but unissued shares of Common Stock. Shares acquired in the open market will be purchased through a registered broker-dealer selected by the Administrator (the "Stock Purchasing Agent"), which may be an affiliate of the Administrator. Purchases in the open market may be made on any securities exchange where shares of the Common Stock are traded, in the over-the-counter market or in negotiated transactions.

11.	When will the funds be invested?

          Dividends will be reinvested as of each dividend payment date (which is usually the last business day of the calendar quarter). Voluntary cash payments will be invested as of the dividend payment date in any month in which a cash dividend on Common Stock is paid. In months when a dividend is not paid, voluntary cash payments will be invested as of the last business day of the month. When shares are to be acquired in the open market, instructions for such purchase will be given to the Stock Purchasing Agent by the Administrator no later than each investment date (i.e., the dividend payment date or the last business day of the month) and the purchases in the open market will be completed as soon as practicable and in a manner designed to minimize the impact, if any, on the market for the Common Stock. See Questions 12, 17 and 18.

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         Plan participants making voluntary cash payments to purchase additional shares should mail such payments so that they reach the Administrator not less than five business days before the investment date. A participant may obtain the return of any voluntary cash payment upon a written request received by the Administrator not less than two business days prior to the investment date.

Participants' funds held by the Administrator will not earn interest.
12.	What price will participants pay for shares?

          The purchase price of shares of Common Stock acquired from the Company will be the average of the high and low sale prices for the Common Stock on the New York Stock Exchange, Inc. on the pricing date. The pricing date for purchases made on a dividend payment date is the last business day preceding such dividend payment date. The pricing date for purchases made in months when no dividends are paid on Common Stock is the business day preceding the last business day of the month. If the New York Stock Exchange is closed on the pricing date, or the New York Stock Exchange is open but no trading occurs in the Common Stock, prices on the next preceding trading date will be used to determine the price of Plan purchases. The purchase price of shares acquired in the open market is determined by dividing the sum of the cost (excluding brokerage commissions) of all shares purchased to meet Plan requirements for a particular investment date (including shares purchased with both reinvested dividends and voluntary cash contributions) by the total number of shares purchased. See Question 11.

If for any reason funds cannot be invested in shares of Common Stock, the funds will be promptly returned to the participant. See Question 34.
13.	How many shares will be acquired with a participant's dividend?

          The full amount of the dividend to be reinvested for each participating shareholder, less any required tax withholding, and the full amount of each voluntary cash payment, will be used to purchase as many full and fractional shares (calculated to three decimal places) as can be acquired based upon the price of the shares purchased. See Question 12. Because the purchase price will be based on market conditions existing at the time that investments are made, a participant will not know the precise number of shares to be purchased for his or her account either at the time a shareholder elects to participate in the Plan or at the time a participant makes a voluntary cash payment.

14.	What are the limitations on voluntary cash payments?

          Voluntary cash payments may be made when joining the Plan or at any time while participating in the Plan. A participant may make voluntary cash payments of not less than $25 each calendar month or more than $200,000 each calendar year. The Plan does not permit orders to purchase a specific number of shares. Instructions that do not conform to the terms of the Plan will not be accepted and any related funds tendered will be promptly returned. Question 11 describes when voluntary cash payments will be invested.

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Statements
15.	How will participants be advised of their purchase of stock?

          Following each transaction for the participant's account, a participant will receive a statement from the Administrator showing the latest transaction and all prior transactions for the year. These statements are the participant's continuing record of cost information and should be retained by the participant for tax purposes.

          All such statements will be mailed by the Administrator to the participant's last address as shown on records of the Administrator. A participant should notify the Administrator promptly in writing of any change of address.

16.	What other communications will a participant receive?

          In addition to a copy of this prospectus, each participant in the Plan will receive copies of the Company's annual and interim reports to shareholders, as well as proxy statements distributed by the Company with respect to shares held in the Plan.

          Each participant for whom shares are purchased in the open market will receive tax information on Form 1099 with respect to the brokerage fees and commissions referred to in Question 33 under "Special Rules Concerning Shares Purchased in the Open Market."

Dividends
17.	How will a participant's cash dividends be treated?

          All dividends paid on shares held of record by each participant who elects Full Dividend Reinvestment and all dividends paid on shares held by the Plan will be invested in additional shares of Common Stock. See Questions 12 and 13. All such shares purchased will be promptly credited to the accounts of participants.

Participants who have elected the Limited Dividend Reinvestment option will continue to receive from the Company cash dividends on shares of which the participant is the holder of record.
18.	When will dividends be earned on voluntary cash payments?

          Shares purchased through voluntary cash payments made during the first and second month of a calendar quarter will normally be entitled to any dividend payable at the end of that quarter. Shares purchased through voluntary cash payments made during the third month of the quarter normally will not be entitled to any dividend payable at the end of that quarter because those shares will be purchased subsequent to the record date for the quarterly dividend.

Certificates
19.	Are certificates issued for the shares purchased?

          Shares held in the Plan will be registered in the name of the Administrator (or its nominee). Accordingly, no certificates will be issued to a participant for shares held for the participant's account unless the participant submits a written request to the Administrator requesting a certificate for all or any portion of the shares held for the participant under the Plan. Certificates will be issued only for the number of whole shares credited to the participant's account. Certificates for fractional shares will not be issued. See Question 20. The shares evidenced by the certificate issued at the request of a participant will continue to participate in the Plan, unless the participant otherwise specifies.

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20.

What happens to a fractional share when a participant requests a certificate for whole shares but wishes to remain in the Plan, when a participant's account is terminated, or when the Plan is terminated?

          A request for a certificate for whole shares does not terminate participation in the Plan so long as a participant remains in the Plan and owns, either of record or under the Plan, at least one full share. In that case, the whole and fractional share balance will continue to be credited to the participant's account. However, if a participant ceases to own at least one whole share, he will be deemed to have terminated his or her participation in the Plan.

          If a participant terminates or is deemed to have terminated his or her participation in the Plan or if the Plan is terminated, a cash payment will be made to the participant representing the proceeds from the sale of the participant's fractional interest less any applicable brokerage commission or charge.

21.	In whose name will certificates for whole shares be issued?

          Each account in the Plan will be maintained in the name of the participant as shown by the Company's shareholder records at the time the participant entered the Plan. When issued, certificates for shares will be registered in the same name.

          Upon written request, certificates may be registered in names other than that of the participant subject to compliance with any applicable laws and the payment by the participant of any applicable transfer taxes.

22.	May a participant transfer shares within the Plan?

          A participant may transfer (by gift, sale or otherwise) ownership of some or all of the shares that the participant holds in the Plan to the account of another participant in the Plan or to an account established for an individual who is not already a participant in the Plan. To effect such a transfer, a participant must deliver appropriate documentation acceptable to the Administrator, including a stock assignment. In addition, any such transfer is subject to compliance with all applicable laws and to the payment by the transferor of any applicable transfer taxes.

          In order for a transferee of shares held in a Plan account to become enrolled in the Plan, the transferee must complete and return to the Administrator an authorization form. In the event that an authorization form, completed in a manner acceptable to the Administrator, is not received by the Administrator from the transferee by the next dividend payment date, the Administrator will pay the dividend in cash and terminate the Plan account.

Sale of Shares
23.	Can a participant direct that shares held by the Plan be sold?

          Yes. At any time, a participant may request in writing that the Plan sell shares held by the Plan for the account of the participant (but not shares that are held by the participant of record). Such sales will be made by the Stock Purchasing Agent. Upon completion of the sale, the Administrator will distribute the proceeds to the participant, less a service charge of $5.00 and the amount of any applicable brokerage commission. A participant must separately arrange for the sale of shares held of record.

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Termination of Participation
24.	How may a participant terminate a Plan account?

          A participant may terminate participation in the Plan at any time by a notice given in writing to the Administrator. See Question 5 for the Administrator's address. Upon such termination, the participant will receive, at no cost, a certificate for the whole number of shares, and cash for any fractional share, held in the participant's account.

          If the Administrator receives a termination notice on or prior to the record date of any dividend, the dividend attributable to the shares will be paid in cash. If the Administrator receives the notice between the record date and the dividend payment date, the Administrator will purchase additional shares corresponding to the amount of the dividend to be paid on the dividend payment date and will include the shares in the termination distribution.

          Whenever a participant no longer owns shares held of record and owns less than one full share under the Plan, the Administrator will terminate the participant's Plan account and send the participant a cash settlement for the fractional share as outlined in response to Question 20.

25.	What happens if an account is "abandoned?"

           A participant's account is deemed "abandoned," based on the applicable abandoned property laws of the State of the last known address of a participant, if shareholder material sent to the participant has been returned to the Administrator as undeliverable, and no communication has been received by the Administrator from the participant during the time specified in the applicable abandoned property laws of the State of the last known address of a participant.

          After a participant's account is deemed abandoned, the Administrator will attempt to notify the participant by notice given in the manner described under Question 35. If the participant does not respond within 30 days, the account will be deemed abandoned and treated by the Administrator as Unclaimed Property in its possession. The account will be terminated and a certificate for the whole number of shares formerly held in the participant's account, together with any cash, will be surrendered to the appropriate jurisdiction, as required by applicable abandoned property laws.

The participant may retrieve Unclaimed Property from the appropriate jurisdiction as provided for under the applicable abandoned property laws.
26.	May a former participant rejoin the Plan?

          Generally, an eligible shareholder who previously ceased participation in the Plan may resume participation at any time by signing a new authorization form. However, the Administrator reserves the right to reject any authorization form from a previous participant on grounds of excessive enrollments and terminations. Such reservation is intended to minimize the associated administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

Other Information
27.	Is a participant obligated to make voluntary cash payments?
No, a participant is not required to make voluntary cash payments.
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28.	What is the effect on a participant's Plan account if the participant sells or otherwise transfers all shares held of record?

          None. As long as the participant has at least one full share in the Plan account, dividends on Plan shares and any voluntary cash payments would continue to be invested under the Plan in additional shares of Common Stock.

          If a shareholder participating in the Plan chooses to dispose of all of his or her Common Stock, the shareholder must make separate arrangements for the disposition of shares held in the Plan, as described under Questions 23 and 24, and shares held of record. The transfer of shares held of record will have no effect on shares held in a participant's Plan account, except if the Plan account has less than one full share. See Questions 20 and 24.

A participant may elect to transfer all shares held of record to the participant's Plan account for safekeeping and convenience.
29.	What limitations are imposed on a participant with regard to the assets held by the Administrator under the Plan?

          The participant has no right to draw checks or drafts against a Plan account or to give instructions to the Administrator with respect to any shares or cash held by the Plan, except as expressly described in this prospectus.

          The participant may not pledge or assign as collateral any shares held by the Plan. In order to effect a pledge of shares held by the Plan or assign any shares as collateral, the participant must request the issuance of a certificate for the shares as provided in Question 19.

30.	If the Company has a Common Stock rights offering, how will the rights on Plan shares be handled?

          All Common Stock purchase rights issued in respect of shares held in the Plan will be issued to the Administrator. If such rights have a market value, the Administrator will arrange for the sale of such rights, apply the proceeds to the purchase of additional shares of the Common Stock, and credit the shares to each participant's account in proportion to the full and fractional shares held by the participant as of the record date for the issuance of such rights. Any participant who instead wishes to exercise stock purchase rights issued with respect to Plan shares must request, prior to the record date for the issuance of such rights, that the Administrator deliver to the participant a certificate for the shares held by the Plan as provided in Question 19. Rights issued in respect of shares held of record by a participant will be mailed directly to the participant in the same manner as to shareholders not participating in the Plan.

31.	What happens if the Company issues a stock dividend or effects a stock split?

          Any shares distributed by the Company in respect of shares held in the Plan as a result of a stock dividend or stock split will be credited to participants' accounts. Stock dividends or stock split shares distributed on shares held of record by a participant will be mailed directly to the participant in the same manner as to shareholders not participating in the Plan.

32.	How will a participant's Plan shares be voted at annual or special meetings of shareholders?

          A proxy card covering both shares, if any, held of record and shares held in a participant's Plan account will be sent directly to the participant. That proxy when duly executed and returned to the Company will be voted in accordance with the shareholder's instructions set forth on the proxy card.

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33.	What are the federal income tax consequences of participation in the Plan?

          The following federal tax information is provided solely as a general guidance. The rules in this area are complex and, therefore, participants are advised to consult their own tax advisors as to the federal and state income tax effects of their participation in the Plan.

General Rules Concerning Taxation of Plan Dividend

          A participant will be treated for federal income tax purposes as having received on each dividend payment date the full amount of the cash dividend payable on that date with respect to shares registered in the participant's name and shares held for the participant's account under the Plan, even though the amount of the dividend was not actually received by the participant in cash, but instead was applied to the purchase of shares of Common Stock for the participant's account.

          Participants will not realize any taxable income when they receive certificates for whole shares of stock credited to their accounts, either upon a request for a certificate or upon withdrawal from or termination of the Plan. Participants will, however, realize capital gain or loss when whole shares acquired under the Plan are sold or exchanged either by the Administrator, on behalf of the participant, or by participants themselves. Participants also realize capital gain or loss when they receive cash payments from the sale of any fractional share upon withdrawal from or termination of the Plan. Such gain or loss on the sale of whole or fractional shares will be long-term or short-term depending on the holding period of the shares. The amount of any such capital gain or loss will be the difference between the amount realized by a participant from the sale of the shares and the shareholder's adjusted basis in such shares.

Special Rules Concerning Shares Purchased in the Open Market

           If shares are purchased under the Plan in the open market, a participant will be treated for federal income tax purposes as having received an additional dividend in an amount equal to the brokerage fees or commissions paid by the Company with respect to such purchases. For purposes of establishing the basis and holding period of shares of stock purchased in the open market under the Plan, such shares will be treated in the same manner as shares of stock purchased outside of the Plan. Thus, the purchase price of the shares, plus the brokerage fees and commissions paid by the Company with respect to such shares, will be the adjusted basis of such shares and the holding period will begin on the day following the investment date. See Question 11.

34.	May the Plan be modified or discontinued, or may the purchase or sale of Common Stock be suspended by the Plan?

          The Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. Participating shareholders will be informed of any such suspension, termination or material modification.

          To the extent consistent with applicable law, the Administrator may request that the Stock Purchasing Agent suspend purchases and sales of Common Stock at any time if such purchases or sales would contravene or be restricted by law or by applicable regulations, orders or interpretations of the Securities and Exchange Commission, any other governmental agency or instrumentality, or any court or securities exchange. Neither the Administrator nor the Stock Purchasing Agent shall be liable for any failure to make purchases or sales at such times or under such circumstances.

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35.	What is the responsibility of the Administrator under the Plan?

          The Administrator receives the participants' dividends and voluntary cash payments for the purchase of additional shares of Common Stock, maintains records of each participant's account, holds all shares purchased for participants and advises participants as to all transactions for, and the status of, their accounts. The Administrator also selects the Stock Purchasing Agent through which open market transactions under the Plan are made.

          All reports and notices from the Administrator to a participant will be addressed to the participant's last address as shown by records of the Administrator. A participant should notify the Administrator promptly in writing of any change of address.

          Neither the Administrator nor the Stock Purchasing Agent has any responsibility beyond the exercise of ordinary care for any actions taken or omitted pursuant to the Plan nor does either of them have any duties, responsibilities or liabilities except as are expressly set forth in this Plan.

The Administrator may not create a lien on any funds, securities or other property held under the Plan.
36.	Who bears the risk of market price fluctuations in the Company's Common Stock?

          A participant's investment risk in shares held in the Plan is the same as the investment risk associated with shares held of record. Participants bear the full risk of loss and the full benefits of gain from market price changes with respect to all Plan shares.

The Administrator can not guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price and makes no representation in this regard.
DESCRIPTION OF COMMON STOCK

          The following is a description of the Common Stock. This section also summarizes certain relevant provisions of the Delaware General Corporation Law (the "DGCL"). The terms of the Company's certificate of incorporation and bylaws, as well as the terms of the DGCL, are more detailed than the general information provided below. Therefore, you may wish to refer to the actual provisions of these documents and the DGCL.

Authorized and Outstanding Shares

          The Company's authorized capital stock consists of (i) 400,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 40,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2005, 189,512,259 shares of Common Stock were outstanding, and no shares of preferred stock were outstanding. All of the outstanding shares of Common Stock are fully paid and nonassessable.

Dividend Rights

          Subject to the prior rights of any outstanding shares of preferred stock, holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors. The Company may pay dividends on the Common Stock from any funds, property or shares legally available for this purpose.

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Voting Rights and Cumulative Voting

          Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of the holders of Common Stock. Holders of Common Stock do not have cumulative voting rights for the election of directors.

Preemptive Rights
The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock or any other securities of the Company.
Liquidation Rights

          In the event the Company liquidated, dissolved or wound up, after payment (or making provision for payment) of the Company's debts and liabilities and payment of the full preferential amounts to which the holders of any outstanding series of preferred stock are entitled, the holders of Common Stock are entitled to receive the balance of the Company's remaining assets, if any.

Transfer Agent and Registrar
Wachovia Bank, N.A. serves as a transfer agent and registrar for the Common Stock.
Delaware Business Combination Statute

          Under the business combination statute of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation's voting stock (an "interested stockholder") for a three-year period following the time the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:
•	mergers and consolidations with or caused by an interested stockholder;
•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;
•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and
•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.
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          The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute.

          Because the Company's certificate of incorporation and bylaws do not include any provision to "opt-out" of the Delaware business combination statute, the statute will apply to business combinations involving it. The application of the Delaware business combination statute may delay, deter or prevent a tender offer or takeover attempt that a holder of shares of the Common Stock might consider in his or her best interest, including those attempts that might result in a premium over the market price of the shares of the Common Stock.

Staggered Board of Directors

          Prior to the Company's Annual Meeting in 2005, the Company's certificate of incorporation provided for the division of the directors serving on the board of directors into three classes, with the directors of each class serving three-year terms. At the 2005 Annual Meeting, the shareholders approved an amendment to the certificate of incorporation to eliminate the classification of the board. Accordingly, commencing in 2006, the nominees to succeed the directors whose terms expire in 2006 will be elected for one-year terms. In 2007, the nominees to succeed the directors whose terms expire in 2007 and to succeed the directors elected in 2006 would be elected for one-year terms. Beginning in 2008, all of the members of the Board of Directors will be elected for one-year terms.

          Until all of the Company's directors are serving terms that will expire in one year or less, the staggered board of directors may delay, deter or prevent a tender offer or takeover attempt that a holder of shares of the Common Stock might consider in his or her best interest, including those attempts that might result in a premium over the market price of the shares of the Common Stock.

Indemnification Of Directors And Officers

          Section 102(b)(7) of the DGCL permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit. The Company's certificate of incorporation provides that the personal liability of directors to the Company and its stockholders for monetary damages shall be eliminated or limited to the fullest extent permissible under applicable law as may be amended from time to time.

          Under Section 145 of the DGCL, a corporation is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (i) if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in the case of a criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

          A corporation also is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to

15 _____________________________________________________________________________________________

obtain a judgment in its favor by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted with respect to any claim, issue or matter as to which the person is found liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines that, despite the adjudication of liability, the person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

          Under the DGCL, a corporation must indemnify any present or former director or officer of the corporation who is successful on the merits or otherwise in the defense of any action, suit or proceeding against expenses actually and reasonably incurred by such person. Expenses incurred by an officer or director in defending civil, criminal, administrative or investigative proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation. Expenses incurred by former officers or directors or other employees or agents in defending such proceedings may be paid upon terms deemed appropriate by the corporation.

          The Company's certificate of incorporation provides that the Company shall indemnify and advance expenses to any director, officer or employee of the Company, and may indemnify, or advance expenses to any other persons, who is or was or is threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her service as a director, officer, employee or agent of the Company or his or her service as a director, officer, employee or agent director of another enterprise at the request of the Company, to the fullest extent permitted by applicable law; provided that in the case of an advancement of expenses, if required by the DGCL, an undertaking is first delivered to the Company, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it is ultimately determined that the director, officer, employee or agent is not entitled to be indemnified under the certificate of incorporation.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable.

LEGAL OPINION

          The legality of the shares of Common Stock offered by this prospectus has been passed upon for the Company by William T. Torgerson, Esq., 701 Ninth Street, N.W., Washington, D.C., Vice Chairman and General Counsel of Pepco Holdings, Inc.

EXPERTS

          The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

16 _____________________________________________________________________________________________
WHERE YOU CAN FIND MORE INFORMATION

          The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. The Company's SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document the Company files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Common Stock is listed on the New York Stock Exchange under the ticker symbol "POM." You can obtain information about the Company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          This prospectus is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information about the Company and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

          The SEC allows the Company to "incorporate by reference" the information it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that the Company files later with the SEC will automatically update and may supersede this information. The Company incorporates by reference the documents listed below that it has filed with the SEC and any future filing that the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the registration statement and prior to the effectiveness of the registration statement and after the date of effectiveness until the offer of the securities is terminated or until the Company sells all of the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents heretofore filed by the Company with the Commission under the 1934 Act are incorporated by reference in this prospectus:
(a)

The description of the Common Stock included in the Company's registration statement on From 8-A, filed on August 7, 2001, registering the Common Stock under Section 12(g) of the 1934 Act, and any amendment or report subsequently filed for the purpose of updating such description;

(b) The Annual Report on Form 10-K of the Company for the year ended December 31, 2004;
(c) The Quarterly Reports on Form 10-Q of the Company for the quarters ending March 31, 2005, June 30, 2005 and September 30, 2005; and.
(d)

The Current Reports on Form 8-K of the Company filed on January 10, 2005, January 24, 2005, January 28, 2005, April 1, 2005, April 19, 2005, April 28, 2005, June 3, 2005, June 9, 2005 and July 22, 2005.

          If you request, orally or in writing, copies of any of the documents incorporated by reference, the Company will send you the copies you requested at no charge. However, the Company will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. The telephone number is (202) 872-2900.

17 _____________________________________________________________________________________________
Shareholder Dividend Reinvestment Plan PEPCO HOLDINGS, INC. 5,000,000 Shares Common Stock, Par Value $0.01 Per Share PROSPECTUS Dated November 3, 2005
18 _____________________________________________________________________________________________

PART II.	INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
	Estimated expenses relating to the Common Stock being registered are as follows:
	Registration fee	$12,646.86
	Printing	8,000.00
	Fee of independent registered public accounting firm	5,000.00
	Fees of counsel	5,000.00
	Miscellaneous	2,000.00
	Total	$32,646.86
Item 15.	Indemnification of Directors and Officers.

          Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides that the personal liability of the directors of the Registrant to the Registrant and its stockholders for monetary damages shall be eliminated or limited to the fullest extent permissible under applicable law as may be amended from time to time.

          Under Section 145 of the DGCL, a corporation is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (i) if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in the case of a criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

          A corporation also is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted with respect to any claim, issue or matter as to which the person is found liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines that, despite

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the adjudication of liability, the person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

          Under the DGCL, a corporation must indemnify any present or former director or officer of the corporation who is successful on the merits or otherwise in the defense of any action, suit or proceeding against expenses actually and reasonably incurred by such person. Expenses incurred by an officer or director in defending civil, criminal, administrative or investigative proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation. Expenses incurred by former officers or directors or other employees or agents in defending such proceedings may be paid upon terms deemed appropriate by the corporation.

          The Registrant's certificate of incorporation provides that the Registrant shall indemnify and advance expenses to any director, officer or employee of the Registrant, and may indemnify, or advance expenses to any other persons, who is or was or is threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her service as a director, officer, employee or agent of the Registrant or his or her service as a director, officer, employee or agent director of another enterprise at the request of the Registrant, to the fullest extent permitted by applicable law; provided that in the case of an advancement of expenses, if required by the DGCL, an undertaking is first delivered to the Registrant, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it is ultimately determined that the director, officer, employee or agent is not entitled to be indemnified under the certificate of incorporation.

Item 16.	List of Exhibits.
	Exhibit No.	Description of Exhibits	Reference
	5	Opinion of William T. Torgerson, Esquire	Filed herewith.
	23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith.
	23.2	Consent of William T. Torgerson, Esquire	Contained in Exhibit 5.
	24	Power of Attorney	Filed herewith.
Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on the 3rd day of November, 2005.

PEPCO HOLDINGS, INC.
By: D. R. WRAASE Dennis R. Wraase Chairman, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
D. R. WRAASE Dennis R. Wraase	Chairman, President, Chief Executive Officer and Director (principal executive officer)	November 3, 2005
JOSEPH M. RIGBY Joseph M. Rigby	Senior Vice President and Chief Financial Officer (principal financial officer)	November 3, 2005
RONALD K. CLARK Ronald K. Clark	Vice President and Controller (principal accounting officer)	November 3, 2005
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EDMUND B. CRONIN. JR.* Edmund B. Cronin, Jr.	Director	November 3, 2005
J.B. DUNN* Jack B. Dunn, IV	Director	November 3, 2005
T.C. GOLDEN* Terence C. Golden	Director	November 3, 2005
GEORGE F. MACCORMACK* George F. MacCormack	Director	November 3, 2005
RICHARD B. MCGLYNN* Richard B. McGlynn	Director	November 3, 2005
FLORETTA D. MCKENZIE* Floretta D. McKenzie	Director	November 3, 2005
LAWRENCE C. NUSSDORF* Lawrence C. Nussdorf	Director	November 3, 2005
PETER F. O'MALLEY* Peter F. O'Malley	Director	November 3, 2005
FRANK ROSS* Frank K. Ross	Director	November 3, 2005
PAULINE A. SCHNEIDER* Pauline A. Schneider	Director	November 3, 2005
WILLIAM T. TORGERSON* William T. Torgerson	Director	November 3, 2005
*By: ELLEN S. ROGERS Ellen Sheriff Rogers Attorney-in-Fact		November 3, 2005
INDEX TO EXHIBITS FILED HEREWITH
Exhibit No.	Description of Exhibits
5	Opinion of William T. Torgerson, Esquire
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of William T. Torgerson, Esquire (contained in Exhibit 5)
24	Power of Attorney
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